SUBCONTRACTOR AGREEMENT

I. The Parties. This Subcontractor Agreement ("Agreement") made on July 6, 2022, is between CounterCrisis Tech with a mailing address of 9 Goldridge Drive, Ottawa, Ontario, K2T 1C8 ("Contractor") and KWESST Micro Systems Inc. with a mailing address of 155 Terry Matthews Drive, Ottawa, Ontario, K2M 2A8 ("Subcontractor") both of whom agree as follows:

II. The Client. The Subcontractor acknowledges that any work performed under this Agreement must be in accordance with the latest version agreement(s) ("Prime Contract") made between the Contractor and Public Safety Canada with a mailing address of 425 Bloor Street East, Suite 597, Toronto, Ontario, M4W 3R4 ("Client").

III. Services Provided. Subcontractor agrees to complete the following: software configuration, development, integration, implementation, and delivery in accordance with the Project Description and Work Plan outlined in ANNEX A of the Prime Contract ("Services").  Specifically, these services apply to the following:

  Year 1 Work Plan items A, C, D, E, I, J, and K
  Year 2 Work Plan items A, and D
  Year 3 Work Plan items A, B, and C

IV. Subcontractor Responsibilities. Subcontractor shall be responsible for providing the following when performing their Services:

Labour - Including, but not limited to, employees, subcontractors and any other individuals or agents.

Materials - Including, but not limited to, all supplies and products.

Equipment - Including, but not limited to, machinery, accessories, or devices.

Travel - Including, but not limited to, ensuring that the above-mentioned Responsibilities are provided at the Location mentioned in Section V.

V. Location. The primary location for the Services completed by the Subcontractor shall be:

  Ottawa, Ontario ("Location").
  Determined at a later time by the Contractor ("Location") and agreed to by the Subcontractor.

VI. Commencement Date. The Subcontractor shall be permitted to begin the Services on July 6, 2022 ("Commencement Date").

VII. Completion. The Subcontractor will be required, unless otherwise stated under the terms of this Agreement, to complete the Services:

  By the specific Year 1 date of March 31, 2023.
  By the specific Year 2 date of March 31, 2024.
  By the specific Year 3 date of March 31, 2025.

VIII. Payment Amount. Payment for the Services shall be as follows:

  Year 1 $234,596;
  Year 2 $224,596; and
  Year 3 $214,596.

IX. In-Kind Contributions. Subcontractor in-kind contributions shall be as follows:

  Year 1 $21,389;
  Year 2 $22,458; and
  Year 3 $32,352.

If the Subcontractor asserts a claim which involves, in whole or in part, acts or omissions which are the responsibility of the Client or another person for whom a claim may be submitted, including but not limited to, claims for failure to pay, an extension of time, impacts, delay damages, or extra work, the Contractor shall present the Subcontractor's claim to the Client or other responsible party provided the Subcontractor presents to Contractor competent supporting evidence and in sufficient time for the Contractor to do so. The Subcontractor shall cooperate fully with the Contractor in any and all steps the Contractor takes in connection with prosecuting such a claim and shall hold harmless and reimburse the Contractor for all expenses, including legal expenses, incurred by the Contractor which arise out of the Contractor's submission of the Subcontractor's claims to the Client or other responsible parties. The Subcontractor shall be bound by any adjudication or award in any action or proceeding resolving such a claim.

X. Payment Method. Payment shall be made by the Contractor to the Subcontractor on a monthly basis in alignment with the Reporting Requirements and Payment Schedule outlined in ANNEX C of the Prime Contract.

Satisfaction of the completed Services by the Subcontractor shall be completed within a reasonable time period. "Satisfaction" shall be a determination, in good faith, made by the Contractor and in accordance with commonly accepted industry standards.

If the Client, or other responsible party delays in making any payment to the Contractor, from which payment to Subcontractor is to be made, Contractor shall have a reasonable time to make payment to Subcontractor. "Reasonable time" shall be determined in relation to relevant circumstances, but shall in no event be less time than required for Contractor and Subcontractor to pursue a conclusion to their legal remedies against the Client or other responsible party to obtain payment.

XI. Subcontracting. Subcontractor may not subcontract, either part or in whole, the Services authorized under this Agreement.

XII. Assignment. Subcontractor shall not have the right to assign any rights under this Agreement or any part of the Services issued herein. Subject to the foregoing, this Agreement shall be binding upon the parties' heirs, executors, successors and assigns.

XIII. Insurance. The Contractor shall require the Subcontractor to have liability insurance in alignment with the terms and conditions of the Prime Contract.

XIV. Resolution of Disputes. If a dispute arises concerning the provisions of this Agreement or the performance of any of the parties mentioned, the parties hereby agree to settle the dispute by equally paying for mediation as regulated under the laws of the Province of Ontario. The parties agree to enter into negotiations, in good faith, and through a neutral mediator in an attempted to resolve the dispute. If a resolution to the dispute cannot be made by mediation, the parties agree to enter into binding arbitration.

Completion, as determined under this Section, may be changed if the Services cannot begin or end due to circumstances beyond the control of the Contractor, or any other issues considered outside the control of the parties in this Agreement.

XV. Termination. During the course of this Agreement, Contractor or Subcontractor may, at any time and for any reason, terminate this Agreement for convenience with at least 30 business day(s) notice. In the event of termination for convenience, Subcontractor shall recover only the actual cost of work completed to the date of termination in approved units of work or percentage of completion.

XVI. Claims. If any claim is made by the Contractor or Subcontractor in connection with a Change Order or regarding any related issue with this Agreement or the performance of Services and/or Services to be provided, either party shall have the right to submit written notice of such claim through certified mail with return receipt. After receipt of a written claim by either party of this Agreement, the parties shall have 30 business day(s) to correct the claim prior to seeking a resolution under the instructions in Section XIII.

XVII. Change Orders. Any alteration or deviation from the Services mentioned or any other contractual specifications that result in a revision of this Agreement shall be executed and attached to this Agreement as a change order ("Change Order"). Both Parties shall mutually negotiate in good faith the additional compensation to Subcontractor for the change orders.

XVIII. Entire Agreement. This Agreement represents the entire agreement between the Contractor and Subcontractor. This Agreement supersedes any prior written or oral representations. Subcontractor suppliers are bound to the Contractor by the prime contract and any contract documents incorporated therein to the same extent as Contractor is bound to the Client insofar as they relate in any way, directly or indirectly, to the Services provided and covered in this Agreement.

XIX. Time. Time is of the essence of this Agreement. Subcontractor shall provide the Contractor with scheduling and reporting information in a form acceptable to the Contractor and shall conform to the Contractor's progress schedules, including any changes made by the Contractor in the scheduling of Services. Subcontractor shall coordinate its Services with that of all other contractors, subcontractors, and suppliers so as not to delay or damage their performance.

XX. Delays. Should the Subcontractor delay the Contractor, or any other contractors, subcontractors, or suppliers on the entire project, Subcontractor will indemnify the Contractor and hold Contractor harmless for any damages, claims, demands, liens, stop notices, lawsuits, attorneys' fees, and other costs or liabilities imposed on the Contractor connected with said delay. Among other remedies for Subcontractor's delay, the Contractor may supplement the Subcontractor's work and deduct associated costs at Contractor's election.

XXI. Inspection of Services. Subcontractor shall make the Services accessible at all reasonable times for inspection by the Contractor. Subcontractor shall, at the first opportunity, inspect all material and equipment delivered by others to be used or incorporated in the Subcontractor's Services and give prompt notice of any defect therein. Subcontractor assumes full responsibility to protect the work done hereunder until final acceptance by the Contractor or any authorized third (3rd) party.

XXII. Labour Relations. Subcontractor shall maintain labour policies in conformity with the directions of the Contractor and under Provincial laws.

XXIII. Indemnification. To the fullest extent permitted by law, Subcontractor shall defend, indemnify and hold harmless the Client and Contractor along with any of their agents, employees, or individuals associated with their organization, in alignment with the terms of the Prime Contract, from claims, demands, causes of actions and liabilities of any kind and nature whatsoever arising out of or in connection with the Subcontractor's Services or operations performed under this Agreement and causes or alleged to be caused, in whole or in part, by any act or omission of the Subcontractor or anyone employed directly or indirectly by Subcontractor or on Subcontractor's account related to Subcontractor's Services hereunder. This indemnification shall extend to claims occurring after this Agreement is terminated as well as while it is in force. The indemnity shall apply regardless of any passively negligent act or omission of the Client or Contractor, or their agents or employees, but Subcontractor shall not be obligated to indemnify any party for claims arising from the active negligence, sole negligence, or willful misconduct of Client or Contractor or their agents or employees or arising solely by the designs provided by such parties. To the extent that Provincial law limits the defence or indemnity obligations of the Subcontractor either to Contractor or Client, the intent hereunder is to provide the maximum defense and indemnity obligations allowed by the Subcontractor under the law. The indemnity set forth in this Section shall not be limited by any insurance requirement or any other provision of this Agreement.

XXIV. Warranty. Subcontractor warrants to Client and Contractor that any and all materials and equipment furnished shall be new unless otherwise specified and that all Services provided under this Agreement will be performed, at a minimum, in accordance with industry standards. All work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The warranty provided in this Section shall be in addition to and not in limitation of any other warranty or remedy required by law or by the Prime Contract.

XXV. Required Licenses. All parties of this Agreement, including but not limited to, Contractor, Subcontractor, other subcontractors, and all parties' direct or indirect employees and agents shall be licensed in accordance with respective Provincial laws where individuals are performing their service. All individuals under this agreement shall be regulated by their respective licensing board which has jurisdiction to investigate complaints made by any third (3rd) parties.

XXVI. Confidentiality. For the purposes of this Agreement, "Confidential Information" shall mean any information or material that is proprietary to a party or designated as confidential by such party ("Disclosing Party") and received by another party ("Receiving Party") as a result of this Agreement. Confidential Information may be considered any information that is conceived, originated, discovered or developed in whole or in part by the Subcontractor in accordance with providing their Services. Confidential Information does not include (1) information that is or becomes publicly known without restriction and without breach of this Agreement or that is employed at or after the time the Receiving Party first learns of such information; (2) generic information or knowledge which the Receiving Party would have learned in the course of similar employment or work elsewhere; (3) information the Receiving Party lawfully receives from a third (3rd) party without restriction of disclosure and without breach of a nondisclosure obligation; (4) information the Receiving Party rightfully knew prior to receiving such information from the Disclosing Party to the extent such knowledge was not subject to restrictions of further disclosure; or (5) information the Receiving Party develops independent of any information originating from the Disclosing Party.

A.) Prime Confidential Information. The following shall constitute Confidential Information of the Contractor and should not be disclosed to third (3rd) parties: the deliverables, discoveries, ideas, concepts, software [in various stages of development], designs, drawings, specifications, techniques, models, data, source code, source files, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information, this Agreement and the existence of this Agreement, the relationship between the Contractor and Subcontractor, and any details of the Service under this Agreement. Subcontractor agrees not to use or reference the Contractor and/or their names, likenesses, or logos ("Identity"). Subcontractor will not use or reference Contractor or their Identity, directly or indirectly, in conjunction with any other third (3rd) parties.

B.) Non-Disclosure. The parties hereby agree that during the term hereof, and at all times thereafter, and except as specifically permitted herein or in a separate writing signed by the Disclosing Party, the Receiving Party shall not use, commercialize or disclose Confidential Information to any person or entity. Upon termination, or at any time upon the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all Confidential Information, including all notes, data, reference materials, sketches, drawings, memorandums, documentation and records which in any way incorporate Confidential Information.

C.) Right to Disclose. With respect to any information, knowledge, or data disclosed to the Contractor by the Subcontractor, the Subcontractor warrants that the Subcontractor has full and unrestricted right to disclose the same without incurring legal liability to others, and that the Contractor shall have the full and unrestricted rights to use and publish the same as it may see fit. Any restrictions on Contractor's use of information, knowledge, or data disclosed by Subcontractor must be made known to Contractor.

XXVII. Notices. All notices under this Agreement shall be in writing and sent to the address of the recipient specified herein. Any such notice may be delivered by hand, by overnight courier, certified mail with return receipt, or first class pre-paid letter, and will be deemed to have been received (1) if delivered by hand - at the time of delivery; (2) if delivered by overnight courier - 24 hours after the date of delivery to courier with evidence from the courier; (3) if delivered by certified mail with return receipt - the date as verified on the return receipt; (4) if delivered by first class mail - three (3) business days after the date of mailing.

XXVIII. Injunctive Relief. Subcontractor acknowledges it would be difficult to fully compensate the Client and/or Contractor for damages resulting from any breach of this Agreement. Accordingly, in the event of any breach of this Agreement, the Client and/or Contractor shall be entitled to temporary and/or permanent injunctive relief to enforce such provisions.

XXIX. Severability. If any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

XXX. Independent Contractor. No term, covenant, condition, or provision of this Agreement shall be considered to create an employer and employee relationship, a master-servant relationship, or a principal and agent relationship between Subcontractor and/or any of the Subcontractor's employees and the Contractor or Client. All parties to this Agreement attest that the relationship between the Contractor and Subcontractor shall be recognized as the Subcontractor acting as an independent contractor.

XXXI. Force Majeure. Neither party shall be liable for any failure to perform under this Agreement when such failure is due to causes beyond that party's reasonable control, including, but not limited to, acts of State or governmental authorities, acts of terrorism, natural catastrophe, fire, storm, flood, earthquakes, accident, and prolonged shortage of energy. In the event of such delay, any date stated herein shall be extended by a period of time necessary by both Contractor and Subcontractor. If the delay remains in effect for a period more than thirty (30) days, Contractor has the right to terminate this Agreement upon written notice to the Subcontractor.

XXXII. Governing Law. This Agreement shall be governed under the laws in the Province of Ontario.

XXXIII. Attachments. The Contractor may attach any plans, schematics, drawings, details, or other information to assist the Subcontractor with the aforementioned Services. Any attachment made shall be made part of this entire Agreement.

IN WITNESS WHEREOF, this Agreement was signed by the parties under the hands of their duly authorized officers and made effective as of the undersigned date.

Contractor's Signature /s/ Don Williams

Date: July 6, 2022

Print Name: Don Williams, Founder & CEO

Company Name: CounterCrisis Tech

Subcontractor's Signature /s/ Rick Bowes

Date: July 6, 2022

Print Name: Rick Bowes, VP Digitization and Counter-Threat Products

Company Name: KWEEST Inc.